Exhibit 2.1

SHARE CERTIFICATE

Number	Shares

Universe Pharmaceuticals INC

大自然藥業股份有限公司

THIS SHARE CERTIFICATE CERTIFIES THAT as of [Transfer date], [Name] of [Address] is the registered holder of [Number] fully paid Ordinary Share(s) of $11.25 par value per share in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorized this certificate to be issued on [Transfer date].

By
Director